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                                                                    EXHIBIT 10.1


                               SUPPLY AGREEMENT

                                  BY AND AMONG

                       COMMONWEALTH ALUMINUM CORPORATION

                          IMCO RECYCLING OF OHIO INC.

                                      AND

                              IMCO RECYCLING INC.
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                               TABLE OF CONTENTS


I.     Expansion of Facility................................................   1
II.    Agreement to Sell and to Purchase....................................   1
III.   Term.................................................................   2
IV.    Tolling Operation....................................................   3
V.     Price, Packaging and Terms and Conditions of Sale....................   4
VI.    Warranty and Related Rights..........................................   4
VII.   Force Majeure........................................................   5
VIII.  Proprietary and Confidential Information.............................   5
IX.    Notices and Communication............................................   7
X.     Independent Status of Parties and Limitation of Authority............   8
XI.    Patent Infringement..................................................   8
XII.   Indemnity............................................................   8
XIII.  Option to Purchase and Right of First Refusal........................   9
XIV.   Termination..........................................................   9
XV.    Representations......................................................  10
XVI.   Miscellaneous........................................................  11

Exhibit "G" (Option to Purchase and Right of First Refusal)
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                                SUPPLY AGREEMENT

     This Supply Agreement (the "Agreement") is made and entered into effective as of this 1st day of April, 1999, by and among Commonwealth Aluminum Corporation, a Delaware corporation with its principal place of business at 500 West Jefferson, Citizens Plaza, 18th Floor, Louisville, Kentucky 40202 ("Buyer" or "Commonwealth"), IMCO Recycling of Ohio Inc., a Delaware corporation with its principal place of business at 7335 Newport Road S.E., Uhrichsville, Ohio 44683 ("Supplier") and IMCO Recycling Inc., a Delaware corporation with its principle place of business at 5215 N. O'Connor Blvd., Suite 940, Irving, Texas 75039 ("IMCO").

     WHEREAS, Buyer is engaged in the business of producing aluminum rolled products at its rolling mill facility in Uhrichsville, Ohio (the "Mill"); and

     WHEREAS, Supplier is engaged in the business of recycling and processing aluminum at its aluminum recycling and processing facility in Uhrichsville, Ohio (the "Facility"); and

     WHEREAS, the parties desire to enter into a Supply Agreement whereby Supplier will provide tolling services to Buyer so as to satisfy certain of Buyer's requirements of secondary aluminum in the form of ingot and molten metal, and Buyer will purchase said services from Supplier.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:


                        ARTICLE I. EXPANSION OF FACILITY

     1.01 EXPANSION OF FACILITY BY SUPPLIER. Subject to the terms of this Agreement, Supplier agrees to complete the installation of two (2) reverberatory furnaces (the "Reverb Furnaces") in the Facility as soon as reasonably practicable after all environmental and construction permits required for the installation of the Reverb Furnaces have been procured by Supplier. Supplier agrees to use its commercially reasonable best efforts to obtain all permits required to construct the Reverb Furnaces. Supplier and Buyer anticipate that the Reverb furnaces will be operational by January 1, 2000. In the event that the Reverb furnaces are not fully operational within thirty (30) days of such date, then the Supplier and Buyer shall negotiate in good faith appropriate changes to this Agreement.


                 ARTICLE II. AGREEMENT TO SELL AND TO PURCHASE

     2.01 PURCHASE OF REQUIREMENTS. Subject to the terms and provisions of Exhibit "D" hereto, Supplier shall be Buyer's exclusive source of secondary ingot and molten metal with respect to the Scrap Based Alloys used by the Mill in conformance with the specifications detailed in Exhibit "A" hereto (the "Product") up to the Target Volume. For

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purposes of this Agreement, "Scrap Based Alloys" shall refer to all aluminum alloys except alloys 1100, 1350, 8111 and 5052 and any additional high purity alloys which may be excluded by mutual agreement as listed in the Registration Record of Aluminum Association Designation and Chemical Composition Limits for Wrought Aluminum and Wrought Aluminum Alloys ("Green Sheet"). Buyer shall, however, be permitted to purchase nominal quantities of primary alloys and other "sweeteners" from vendors other than Supplier to achieve the standards set forth for Scrap Based Alloys in the Green Sheet. In determining the source of raw materials to be used in the production of Buyer's alloys, it is the intent of Buyer to maximize the use of Scrap (as defined in Section 4.01(a) below) in the composition of Scrap Based Alloys. Notwithstanding anything in this Section 2.01 to the contrary, Buyer has arrangements for tolling with certain of its sheet customers, and such arrangements shall not be deemed to be a violation of this Agreement; provided however, that Buyer shall notify Supplier in writing of all such arrangements, and provided further that the aggregate annual volume for all such third party tolling of Scrap Based Alloys shall not exceed eight percent (8%) of the Target Volume.

     2.02 SUPPLY OBLIGATIONS. Subject to the terms of this Agreement, Supplier shall toll/convert sufficient quantities of Buyer's Scrap (defined below) as ordered by Buyer from time to time so as to satisfy the Target Volume(s) as set forth in Exhibit "D". Supplier shall not be prohibited from selling any ingot or molten metal it produces at the Facility to purchasers other than Buyer, provided that Supplier at all times meets its supply obligations to Buyer hereunder. Notwithstanding the foregoing, Buyer shall be the principal customer of the Facility, and for so long as Buyer is not in violation of this Agreement Buyer's orders shall receive priority scheduling over Supplier's other customers at the Facility.

     In the event Supplier agrees to sell or toll any ingot, molten metal or any other product or accepts any Scrap at the Facility for any purchaser other than Buyer, Supplier shall not comingle the scrap, waste, dunnage, or finished products relating to any other purchasers with those of Buyer. Supplier shall maintain and make available to Buyer accurate and complete records of the Scrap, waste, dunnage, and finished products relating to services performed for Buyer under this Agreement and separate records for services provided or products produced for other purchasers. The exact content of said records shall include such detail as may reasonably be requested by Buyer from time to time.


                               ARTICLE III. TERM

     3.01 TERM. This Agreement shall be effective as of the date first written above (the "Effective Date"). Subject to the installation of the Reverb Furnaces as provided in Section 1.01, the obligations of the parties with respect to the delivery and processing of Scrap (as defined in Section 4.01) shall commence April 1, 1999 and shall be in effect for a ten (10) year term thereafter. For purposes of this Agreement the term "Contract Year" shall refer to consecutive twelve (12) month periods commencing April 1st of each calendar year. Similarly "Contract Quarter" shall refer to each consecutive three (3) month period during the term of this Agreement.

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                         ARTICLE IV. TOLLING OPERATION

     4.01  TOLLING OPERATION.

     (a) Buyer will purchase Scrap, as defined below, to be delivered to Supplier to be tolled/processed into Product. Upon request by Buyer, Supplier will, at its expense, receive and accept said Scrap. For purposes of this Agreement, Scrap shall include and be classified into the categories listed in
Part I of Exhibit "C" (the "Scrap"). Buyer shall make available for the use of Supplier, and Supplier shall at its expense pick up or cause to be picked up, dross from the Mill for its use in the tolling/processing of Scrap for Buyer hereunder. The quantities of Scrap and dross supplied by Buyer shall be sufficient so that, assuming the Supplier obtains recovery rates set forth in Exhibit "C", Supplier will be able to process the Target Volume (defined in Exhibit "D").

     (b) Supplier shall at its expense load or cause to be loaded onto Buyer's trucks all saltcake and rotary furnace baghouse dust generated as a result of Supplier's tolling/converting operations for Buyer. Supplier shall be solely responsible for disposing of all waste, impurities, refuse or other substance or material produced as a result of the Facility operations not otherwise required to be delivered to Buyer hereunder. Buyer shall indemnify and hold Supplier, its officers, directors and shareholders harmless from any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys' fees) suffered by Supplier which arise directly or indirectly out of Buyer's treatment, storage, recycling or disposal of saltcake and rotary furnace baghouse dust. Buyer shall from time to time provide to Supplier the information and documentation reasonably requested by Supplier regarding the disposal or recycling of saltcake and rotary furnace baghouse dust by Buyer.

     (c) Supplier shall, as part of its tolling operations, supply and at all times maintain at its expense a sufficient number of crucibles and low profile sow molds necessary to comply with its supply obligations under this Agreement.

     (d) Except as otherwise provided in Section 7.01, Supplier shall at all times during its period of performance of this Agreement, provide and augment as necessary a work force and Facility Capacity fully adequate to perform and comply with this Agreement. The term "Facility Capacity" as used herein shall include but shall not be limited to, engineers, skilled and unskilled workmen, supervision, materials, supplies, tools, equipment and facilities.

     4.02. TITLE. All Scrap supplied by Buyer to Supplier hereunder, as well as the resulting Product, shall remain the sole property of and be at all times titled in the name of Buyer, and Supplier shall execute and deliver to Buyer upon reasonable request by and at the expense of Buyer, documentation to evidence and/or perfect such retention of title.

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         ARTICLE V. PRICE, PACKAGING AND TERMS AND CONDITIONS OF SALE

     5.01 PRICE. The compensation and remuneration which Buyer shall be required to pay Supplier in consideration of Supplier's performance of its obligations hereunder is set forth in Exhibit "D" hereto.

     5.02 PACKAGING AND DELIVERY PROCEDURE. Packaging, preparation for transport, delivery, and identification of Product items shall be in accordance with Exhibit "A" hereto. Supplier shall, at its expense, deliver or cause to be delivered to the Mill all Product processed pursuant to this Agreement.

     5.03 TERMS AND CONDITIONS OF SALE. All orders placed and services performed pursuant to this Agreement shall be subject to the terms of this Agreement. Notwithstanding the fact that either party may submit purchase orders, acknowledgments, invoices, or similar documentation, any terms or conditions contained in said documents inconsistent with or contrary to the terms of this Agreement shall be superseded by the terms hereof.

     5.04 INSPECTION OF SUPPLIER'S FACILITY. Supplier shall grant to Buyer access to the Facility and to its books and records during normal business hours upon prior written notice for the purpose of verifying Supplier's compliance with the terms of this Agreement.


                    ARTICLE VI. WARRANTY AND RELATED RIGHTS

     6.01 WARRANTY. Supplier warrants that the Product will meet the specifications set forth in Exhibit "A" in all material respects. In the event Supplier fails to achieve the recovery rates set forth in Exhibit "C", Supplier shall be obligated to pay the penalty set forth therein either in cash or such other method acceptable to Buyer.

     6.02 QUALITY. The Product shall meet the manufacturing, design, performance, and appearance specifications as described in Exhibit "A". Should any of the Product fail to meet said specifications, Buyer and Supplier shall immediately initiate the procedures set forth in Exhibit "A". In no event shall Buyer be entitled to consequential damages, but this exclusion shall in no event limit or restrict Buyer's right to recover direct and incidental damage for Supplier's breach and the Non-conformance Penalty described in Exhibit "A", Paragraph 5.

     6.03 DISCLAIMER OF OTHER WARRANTIES. EXCEPT FOR THE WARRANTIES CONTAINED IN THIS ARTICLE VI, SUPPLIER MAKES NO WARRANTY THAT THE PRODUCT COVERED BY THIS AGREEMENT IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WHICH EXTEND BEYOND THIS ARTICLE VI.

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                           ARTICLE VII. FORCE MAJEURE

     7.01 FORCE MAJEURE. In any event, and in addition to all other limitations stated herein, the parties hereto shall not be liable for any act, omission, result, or consequence, including but not limited to any delay in delivery or performance, which is due to any act of God, the prior performance of any government order, fire, flood, or casualty, government regulation or requirement, shortage or failure of raw material, supplies, fuel, power or transportation, breakdown of equipment, or any other cause beyond said party's reasonable control whether of a similar or dissimilar nature to those above enumerated, or due to any strike, labor dispute or difference with workers, regardless of whether or not said party is capable of settling such labor problem.

     Upon the occurrence of any of the events described in this Section 7.01, Supplier shall have the obligation to use its reasonable best efforts to supply the Product to the Buyer from its affiliated plants if the Facility is not able, as a result of one of the events described herein, to process the quantities of Scrap and dross set forth on Exhibit "D" at any time during the term of this Agreement.


            ARTICLE VIII.  PROPRIETARY AND CONFIDENTIAL INFORMATION

     8.01 PROPRIETARY INFORMATION. Buyer and Supplier acknowledge that, in the course of performing their duties under this Agreement, they will necessarily be supplied with confidential and/or proprietary information of the other party concerning business affairs, methods of operation, processes and other information.

     (a) For purposes of this Article VIII, the term "Confidential Information" shall mean any and all proprietary, trade secret, technical and other confidential information concerning the business or affairs of the provider, including but not limited to:

          (i) information concerning the design or method of production of any of the provider's products or services, including but not limited to all records, files, memorandum, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, production specifications, manufacturing processes and methods, production machinery, quality assurance methods, accounting systems, and the like;

          (ii) discoveries, inventions, copyrights, whether patentable or not, and including, without limitation, the nature and result of research, development, manufacturing, marketing, planning and other business activities and all designs, concepts, processes and operational techniques in connection with Supplier's rotary furnaces;

          (iii) ideas, concepts and mathematical formulas which comprise all of said confidential information.

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     (b)  It is agreed that the Confidential Information shall include all information described in Section 8.01(a) except for any information:

          (i) which is already in recipient's possession, by recipient's development;

          (ii) which is generally available to the public or which becomes generally available to the public through no act or failure to act on the part of recipient or recipient's agents or employees;

          (iii) which is disclosed to recipient on a non-confidential basis by a third party having no obligation to provide it on a confidential basis or to refrain from so doing; or

          (iv) which the recipient can demonstrate by written record was independently developed by persons who did not have access to provider's information.

     Specific information disclosed shall not be deemed to be in recipient's possession, or part of public knowledge or literature, or available to recipient merely because it can be assembled by selection of information previously in recipient's possession or part of the public knowledge or literature or available to recipient from a source other than the provider.

     8.02 NON-DISCLOSURE. The parties hereby acknowledge that all Confidential Information has been developed or acquired at considerable expense, and has independent economic value from not being known or readily ascertainable by others, and hereby covenant and agree that each will not, nor permit any subsidiary, affiliate or employee to, communicate or divulge to, or use for the benefit of itself or any other person, firm, association, or corporation, without the prior written consent of the other party, any Confidential Information or Know how (as defined in Section 8.03 below) that may be communicated to, acquired by, or learned by the other party in the course of or as a result of this Agreement.

     8.03 KNOW HOW. The parties hereby recognize that the other party has a property interest not only in the actual Confidential Information but also in the ideas, concepts, and mathematical formulas ("Know how") which comprises said information. In addition to each party's duty not to disclose said Know how as provided in Section 8.02, each party further agrees that it will not integrate any of the Know how into any of its products or processes which it develops.

     8.04 LABELING CONFIDENTIAL INFORMATION. The failure of either party to designate or label any property or information as confidential, proprietary or trade secret shall in no way affect the property's classification as such. In no instance shall any information disclosed to the other party, regardless of whether said information would constitute Confidential Information, be reproduced by the other party in any form whatsoever.

     8.05 RETURN OF INFORMATION. Each party agrees, upon request of the other party, to promptly deliver to the other party all drawings, blueprints, manuals, letters, notes, notebooks, reports, computer software, compilations of information and all other material or copies thereof, in whatever form, including without limitation, electronic media or other tangible

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forms of any information, obtained from the other party, regardless of whether said information would constitute Confidential Information, which is in said party's possession or under said party's control.

     8.06 USE BY PARTY'S EMPLOYEES AND AGENTS. The parties hereby agree to limit the number of employees and agents that have access to the Confidential Information to those whose knowledge of such information is essential for said party to satisfy its obligations under this Agreement. Each party shall use its reasonable best efforts to ensure that its employees and agents do not utilize the Confidential Information except in the performance of their duties to said party.

     8.07 EQUITABLE RELIEF. The parties hereby acknowledge and agree that a breach by it of the provisions of this Article VIII would cause the other party irreparable injury and damage which could not be reasonably or adequately compensated by damages at law. Therefore, each party expressly agrees that in addition to any other remedies provided for by law, in equity or pursuant to this Agreement, either party shall be entitled to injunctive or other equitable relief to prevent a breach of this Article VIII by the other party.


                     ARTICLE IX.  NOTICES AND COMMUNICATION

     9.01 NOTICES AND COMMUNICATION. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person, sent registered mail, postage prepaid, or by electronic transmission confirmed by the recipient addressed as follows:

As to Buyer:     Commonwealth Aluminum Corporation
                 500 West Jefferson
                 Citizens Plaza, 18th Floor
                 Louisville, Kentucky  40202
                 Attention:  John Wasz, Vice President Materials

With a copy to:  Shottenstein, Zox & Dunn
                 41 S. High Street, Suite 2600
                 Columbus, Ohio  43215
                 Attention:  Richard A. Barnhart

As to Supplier:  IMCO Recycling Inc.
                 5215 North O'Connor Blvd.
                 Suite 940
                 Central Tower at Williams Square
                 Irving, Texas 75039
                 Attention: President

     The date upon which any such communication is personally delivered or, if such communication is transmitted by mail or electronic transmission, the date upon which it is

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received by the addressee, shall be deemed the effective date of such communication. Each party shall promptly advise the other in writing in the event of any change in their respective addresses.


                   ARTICLE X.  INDEPENDENT STATUS OF PARTIES

     10.01 INDEPENDENT STATUS OF PARTIES. This Agreement does not appoint either party the other's agent, or partner for any purpose whatsoever, nor does it grant to either party any right or authority to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party, nor to bind the other party in any manner whatsoever. No partnership or joint venture is intended nor is created as a result of this Agreement, but rather the parties' relationship shall be that of a Supplier/Customer and except as otherwise provided herein, each shall be solely answerable for the cost and expenses, consequences and damages arising out of their own acts and from the operation and maintenance of their respective businesses.


                        ARTICLE XI.  PATENT INFRINGEMENT

     11.01 PATENT INFRINGEMENT. Supplier shall, at its own expense, defend any suit or proceeding brought against Buyer to the extent the same is based upon a claim that any Product furnished by Supplier hereunder constitutes an infringement of any patent of the United States, and Supplier shall pay all damages and costs awarded in such action against buyer. In case any Product furnished hereunder is in such suit held to constitute infringement and their use or sales enjoined, Supplier shall, at its expense, either:

     (a) procure for buyer the rights to continue using said Product;

     (b) replace them with non-infringing Products;

     (c) modify them so they become non-infringing, provided that the Products are so modified to Buyer's satisfaction; or

     (d) remove them and refund the purchase price and the transportation costs thereof.


                            ARTICLE XII.  INDEMNITY

     12.01 BUYER'S INDEMNITY. Buyer hereby agrees to indemnify and hold Supplier, its officers, directors and shareholders harmless from and against any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys' fees) arising, directly or indirectly, out of any action or failure to act by Buyer, its employees or agents or any negligence, breach of this Agreement, or misrepresentation, on the part of Buyer, its employees or agents. Notwithstanding anything

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contained in this Agreement to the contrary, Supplier shall only be entitled to recover direct and incidental damages and not consequential damages.

     12.02 SUPPLIER'S INDEMNITY. Supplier hereby agrees to indemnify and hold Buyer, its officers, directors and shareholders harmless from and against any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys' fees) arising, directly or indirectly, out of any action or failure to act by Supplier, its employees or agents or any negligence, breach of this Agreement, or misrepresentation, on the part of Supplier, its employees or agents. Notwithstanding anything contained this Agreement to the contrary, Buyer shall only be entitled to recover direct and incidental damages and not consequential damages.


          ARTICLE XIII.  OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL

     13.01 OPTION TO PURCHASE RELATING TO FACILITY. IMCO hereby reaffirms Buyer's Option to Purchase the Facility as set forth in Exhibit "G".

     13.02 RIGHT OF FIRST REFUSAL RELATING TO FACILITY. IMCO hereby reaffirms Buyer's Right of First Refusal relating to the Facility as set forth in Exhibit "G".


                           ARTICLE XIV.  TERMINATION

     14.01 TERMINATION. (a) Either of the parties hereto may terminate this Agreement by notice in writing to the other party in any of the following events:

          (i) Any attempted assignment of this Agreement by the other party except as provided in Section 16.01 of this Agreement;

          (ii)    Dissolution or liquidation of the other party;

          (iii) Application for or appointment of a receiver by the non-terminating party;

          (iv) Assignment for the benefit of creditors by the non-terminating party;

          (v) Appointment of a committee of creditors or a liquidating agent by the non-terminating party;

          (vi) An offer of composition or extension to creditors generally by the non-terminating party;

          (vii) The adjudication of the non-terminating party as bankrupt or insolvent;

          (viii) The non-terminating party files a voluntary petition for bankruptcy or admits in writing that it is unable to pay its debts as they become due;

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          (ix)    Either party fails to cure a default hereunder, other than as a result of Buyer's failure to make payments when due hereunder or Supplier's failure to deliver the Product when said delivery is required hereunder, within sixty (60) days after receipt of written notice thereof; or

          (x) Subject to Section 7.01, delivery or payments not made when due after the expiration of a sixty (60) day grace period.

The grace periods provided for in Subparts (ix) and (x) shall be extended during such period as the Parties are negotiating in good faith with regard to a legitimate dispute with respect to the Parties' obligations hereunder.

     (b) In the event of a termination of this Agreement pursuant to the provisions of this Article XIV, except under Section 14.01(a)(x), any orders outstanding as of the effective date of termination shall be filled in accordance with the terms of this Agreement, and any excess inventory will be properly picked up by Buyer.

     (c) No termination of this Agreement shall in any way affect the obligation of the other party with regard to the provisions of this Agreement previously matured and/or in effect, including, but not limited to, the obligations relating to confidentiality under Article VIII hereof, the right to enforce any remedy for the breach of any terms of this Agreement or the indemnity obligations under Article XII, and Section 4.01(b).

     (d) Buyer may terminate this Agreement in accordance with the terms of
Section 5 of Exhibit "A."


                          ARTICLE XV.  REPRESENTATIONS

     15.01  REPRESENTATIONS OF BUYER.

     (a) Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by its Board of Directors. No other corporate action on the part of Buyer is necessary for the execution, delivery and performance by Buyer of this Agreement. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

     (b) No Conflict. Neither the execution and delivery of this Agreement, nor any other agreement or instrument executed and delivered by Buyer under this Agreement does (i) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default

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under, or accelerate or permit the acceleration of the performance under, the
Certificate or Articles of Incorporation or Bylaws, as amended, of Buyer, or any contract, judgment, order, award or decree to which Buyer is a party or is subject to by which it is bound or to which any of its assets is subject; (ii) require the approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or filing or registration therewith or notice thereto; (iii) result in the violation by Buyer of any law, rule, regulation or order of any jurisdiction; or (iv) require the consent, approval or authorization of any other person.

     15.02  REPRESENTATIONS OF SUPPLIER.

     (a) Authorization and Validity of Agreement. The execution, delivery and performance by Supplier of this Agreement have been duly authorized by its Board of Directors. No other corporate action on the part of Supplier is necessary for the execution, delivery and performance by Supplier of this Agreement. This Agreement has been duly executed and delivered by Supplier and is a legal, valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

     (b) No Conflict. Neither the execution and delivery of this Agreement, nor any other agreement or instrument executed and delivered by Supplier under this Agreement does (i) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, or accelerate or permit the acceleration of the performance under, the Certificate of Incorporation or Bylaws, as amended, of Supplier, or any contract, judgment, order, award or decree to which Supplier is a party or is subject or by which it is bound or to which any of its assets is subject; (ii) require the approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or filing or registration therewith or notice thereto; (iii) result in the violation by Supplier of any law, rule, regulation or order of any jurisdiction; or (iv) except as set forth in Paragraph 5, Part C of Exhibit "G," require the consent, approval or authorization of any other person.


                          ARTICLE XVI.  MISCELLANEOUS

     16.01 BENEFIT AND ASSIGNMENT. Subject to the restrictions contained in this Agreement prohibiting the assignment of this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. This Agreement shall not be assigned by either party without the express written consent of the other which consent shall not be unreasonably withheld or delayed. If Buyer or Supplier proposes to assign this Agreement in accordance with the terms of this Section 16.01 then Buyer or Supplier, as the case may be, agrees to cause the person or entity to whom this Agreement will be assigned or transferred to assume in writing Buyer's or Supplier's, as the case may be, obligations under this Agreement. Notwithstanding anything contained herein to the contrary, either party shall have the right to assign this Agreement to its direct or indirect wholly owned subsidiary. In

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addition, notwithstanding any provision herein to the contrary, no provision in this Agreement shall affect in any way the right or power of either Buyer or Supplier, or their respective shareholders, to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in their respective capital structure or business, or any merger or consolidation of either of them, or any other corporate act or proceeding respecting them, whether of a similar character or otherwise. Notwithstanding anything in this Agreement to the contrary, the assignment of this Agreement by either party to a direct or indirect wholly owned subsidiary or any adjustment, recapitalization, reorganization, or other change or merger or consolidation described above shall in no way release said assignor of its obligations and duties under this Agreement.

     16.02 NON-WAIVER. The failure of either party at any time to enforce any provision of this Agreement shall not be construed to be a waiver of such provision of the right of the respective party hereunder to enforce any such provision.

     16.03 SEVERABILITY. If any provision of this Agreement or the application thereof to any party or circumstance shall for any reason and to any extent be deemed invalid or unenforceable, the remainder of this Agreement and application of such provision to the other parties and other circumstances shall not be affected thereby, but rather the invalid or unenforceable provisions as applied to the particular party or circumstance shall be modified to the extent necessary so as to render said provision valid and enforceable while to the greatest extent possible accomplishing the intended purpose of said provision.

     16.04 ENTIRE AGREEMENT. This writing constitutes the entire Agreement between the parties relating to the sale of the Products described herein during the specific term, and any extensions thereof, and supersedes all previous contracts, including but not limited to, the Supply Agreement entered into
between the parties hereto on March 2, 1992 (the "1992 Agreement").   As of the
date hereof, the 1992 Agreement is hereby terminated and shall be null, void and of no further force and effect. Neither party to this Agreement makes any representation to the other party except as expressly set forth in this Agreement. No modification or waiver of any of the terms of this Agreement shall bind either party unless in writing signed by duly authorized representatives of both Buyer and Supplier.

     16.05 CAPTIONS. Captions of the sections of this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

     16.06 GOVERNING LAW. This Agreement shall be construed under and enforced according to the laws of the State of Ohio, without giving effect to the conflict of law principles thereof, and any action arising out of or related to this Agreement shall be venued in a federal or state court of appropriate jurisdiction in the State of Ohio. The parties hereby consent to the jurisdiction of the said courts.

     16.07 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, Buyer and Supplier shall use their reasonable best efforts to take, or cause to be taken, all actions

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

and to do, or cause to be done, all things reasonably necessary, proper or advisable to make effective as promptly and practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing.

     16.08 FINDER'S AND BROKER'S FEES. Buyer and Supplier each represent and warrant to the other that there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by either of them or on behalf of either party.

     16.09 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16.10 SUBSTANTIATION. For purposes of substantiating each party's financial information or data which relates to each party's obligations under this Agreement, each party shall record and account for such items in a manner which is consistent with its historical practice applied in a consistent manner or if it is determined such party's independent certified public accountants that it is appropriate to change said historical practice, then in a manner in conformity with generally accepted accounting principles with all said changes being fully disclosed to the other party.

     16.11 PUBLICITY. Neither party shall use the name of the other in publicity releases or advertising or for other promotional purposes, without securing the prior written approval of the other party hereto, unless in the opinion of counsel to such disclosing party, such disclosure is required by law in which event a copy will be provided to the non-disclosing party.

                           [signature page to follow]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the date first written above by their duly authorized representatives.


BUYER:

COMMONWEALTH ALUMINUM CORPORATION


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

SUPPLIER:

IMCO RECYCLING OF OHIO INC.


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------


IMCO:

IMCO RECYCLING INC.


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

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

                                  EXHIBIT "G"
                 RIGHT OF FIRST REFUSAL AND OPTION TO PURCHASE

A. OPTION TO PURCHASE. Subject to the provisions set forth below, IMCO hereby grants to Commonwealth an option to purchase (the "Option") IMCO's Uhrichsville, Ohio facility (plant, property and equipment) (the "Facility").

     1. At End of Agreement Term. Subject to Section 2 below of this Paragraph A, the Option will be exercisable during the ninety (90) calendar days ending on the last day of the ninth Contract Year of the Agreement. If Commonwealth exercises the Option, the purchase and sale of the Facility will have a closing date effective as of the end of the tenth Contract Year.

          The price of the Facility will be an amount equal to five (5) times the Average EBITDA. For the purposes of this Agreement, the "Average EBITDA" is equal to the quotient of (x) the sum of the EBITDA (earnings before interest, taxes, depreciation and amortization) of the Facility for each of the three calendar years ending on or before the first day of the tenth Contract Year, divided by (y) three. The computation of Average EBITDA will be made on a consolidated basis in accordance with the books and records of the Facility and IMCO, maintained in accordance with generally accepted accounting principles, consistently applied.

     2. IMCO Change of Control. In the event of an IMCO Change of Control (defined below), the Option would become exercisable for a ninety (90) calendar day period (or, if such ninety (90) period would adversely affect the consummation of the IMCO Change in Control, the greatest number of days that would not adversely affect such transaction; provided, however, such period shall be at least thirty (30) calendar days) following notification by IMCO to Commonwealth of an IMCO Change of Control. If the Option is exercised pursuant to an IMCO Change of Control, the price of the Facility will be an amount equal to the product of (x) the EBITDA of the Facility for the most recently completed calendar year ended on or before the date of the IMCO Change of Control, multiplied by (y) the Option Multiple. The "Option Multiple~~ is a number determined by dividing (a) the aggregate value of the transaction which represented or resulted in the IMCO Change of Control by (b) the consolidated EBITDA of IMCO Recycling Inc. for the most recently completed calendar year ended on or before the IMCO Change of Control.

          For the purposes of this Agreement, an "IMCO Change of Control" shall mean any of the following: (a) any merger or consolidation pursuant to which shares of IMCO's Common Stock would be converted into cash, securities, or other property, or any sale, lease, exchange or other disposition (excluding a disposition by way of mortgage, pledge or hypothecation), in one transaction or a series of related transactions, of all or substantially all of the assets of IMCO (an "IMCO Business Combination"), in each case unless, following such IMCO Business Combination, all or substantially all of the holders of the outstanding Common

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

          Stock of IMCO immediately prior to such IMCO Business Combination beneficially own, directly or indirectly, more than 50.1% of the outstanding common stock or equivalent equity interests of the corporation or legal entity resulting from such IMCO Business Combination (including, without limitation, a corporation which as a result of such transaction owns JMCO or all or substantially all of IMCO's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such IMCO Business Combination, of the outstanding IMCO Common Stock, or (b) any individual or entity (or group of individuals or entities acting in concert), other than IMCO or any successor to IMCO or any subsidiary of IMCO, or any employee benefit plan of IMCO or any subsidiary of IMCO (including any trustee of such plan or plans) becomes a beneficial owner for purposes of Section 13(d) of the Securities Exchange Act of 1934 of 50.1% or more of IMCO's then outstanding securities having the right to vote in an election of directors. Expressly excepted from the definition of IMCO Change of Control under this Section 2 shall be an event described in clauses
          (a) and/or (b) of this definition which is accomplished as a management-led buyout or management-led purchase of all or substantially all of the business, securities, or assets of IMCO and/or its subsidiaries.

     3. Termination of Option. In the event of a Commonwealth Change of Control (defined below), the Option shall immediately thereupon terminate and will not be exercisable by Commonwealth, its successor(s) or assign(s).

          For the purposes of this Agreement, a "Commonwealth Change of Control" shall mean any of the following: (a) any merger or consolidation pursuant to which shares of Commonwealth's Common Stock would be converted into cash, securities, or other property, or any sale, lease, exchange or other disposition (excluding a disposition by way of mortgage, pledge or hypothecation), in one transaction or a series of related transactions, of all or substantially all of the assets of Commonwealth (a "Commonwealth Business Combination"), in each case unless, following such Commonwealth Business Combination, all or substantially all of the holders of the outstanding Common Stock of Commonwealth immediately prior to such Commonwealth Business Combination beneficially own, directly or indirectly, more than 50.1% of the outstanding common stock or equivalent equity interests of the corporation or legal entity resulting from such Commonwealth Business Combination (including, without limitation, a corporation which as a result of such transaction owns Commonwealth or all or substantially all of Commonwealth's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Commonwealth Business Combination, of the outstanding Commonwealth Common Stock, or (b) any individual or entity (or group of individuals or entities acting in concert), other than Commonwealth or any successor to Commonwealth or any subsidiary of Commonwealth, or any employee benefit plan of Commonwealth or any subsidiary of Commonwealth (including any trustee of such plan or plans)

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

          becomes a beneficial owner for purposes of Section 13(d) of the Securities Exchange Act of 1934 of 50.1% or more of Commonwealth's then outstanding securities having the right to vote in an election of directors. Expressly excepted from the definition of Commonwealth Change of Control under this section 2. shall be an event described in clauses (a) and/or (b) of this definition which is accomplished as a management-led buyout or management-led purchase of all or substantially all of the business, securities, or assets of Commonwealth and/or its subsidiaries.

B. RIGHT OF FIRST REFUSAL. Subject to the provisions set forth below, IMCO hereby grants to Commonwealth a right of first refusal to purchase the Facility (the "Right of First Refusal").

     1. Third Party Offer. In the event that IMCO receives an offer from a third party (other than an affiliate of IMCO) to purchase solely the Facility (an IMCO Change of Control or other event pursuant to which all or substantially all of the assets and business of IMCO are to be transferred to a third party shall not be deemed an offer to purchase solely the Facility), which offer IMCO finds acceptable, then IMCO will notify Commonwealth of such offer. Commonwealth will have ninety
          (90) calendar days (or, if such ninety (90) day period would adversely affect the consummation of the purchase by the third party, the greatest number of days that would not adversely affect such transaction; provided, however, such period shall be at least thirty
          (30) calendar days) from the date of IMCO's notification to exercise its Right of First Reftisal on the same terms and conditions as the terms and conditions of such offer. Transfers to direct or indirect wholly-owned subsidiaries of IMCO or other affiliates of IMCO shall not be subject to this Section B.

     2. IMCO Decision to Sell. In the event that IMCO decides to sell the Facility, IMCO will notify Commonwealth of its intent to sell and IMCO's "asking price" for the Facility. Commonwealth may exercise its right of first refusal and enter into negotiations to purchase the Facility. If an agreement is not reached within ninety (90) calendar days from the date of IMCO's notification to Commonwealth, then Commonwealth's Right of First Refusal hereunder shall lapse, and IMCO may thereupon terminate the negotiations with Commonwealth and enter into negotiations with other parties; provided, however, that the purchase price agreed to by IMCO and the third party for the Facility shall be within five percent (5%) of IMCO's "asking price.".

     3. Termination of Right of First Refusal. In the event of a Commonwealth Change of Control, Commonwealth's Right of First Refusal under this Section B shall thereupon immediately terminate and shall not be exercisable by Commonwealth, its successor(s) or assign(s).

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

C.  GENERAL.

    1. IMCO agrees to grant to Commonwealth sufficient opportunity to perform a due diligence review and title review of the Facility during the respective period(s) following notification of exercise and prior to closing of the exercise of the Option or the Right of First Refusal, as the case may be, including access to IMCO Facility properties and documents during normal business hours (subject to mutually satisfactory confidentiality agreements regarding the subject matter thereof to be entered between IMCO and Commonwealth with respect thereto).

     2. All notices contemplated under this Exhibit "G" shall be in writing and sent to the addresses and individuals in strict accordance with the provisions of Article XI of the Agreement.

     3. Notwithstanding any provision contained herein to the contrary, (a) Commonwealth shall not have the right to exercise its rights under Section A. or Section B. above in the event that at such time, Commonwealth is in material default of any of its material obligations under the Agreement, and (b) the rights of Commonwealth and obligations of IMCO under this Exhibit "G" shall terminate and expire at the expiration of the term of the Agreement or when the Agreement is otherwise no longer in force and effect.

     4. At the option of either IMCO or Commonwealth, the parties agree to negotiate in good faith written agreements containing ordinary and customary terms and setting forth in additional detail the rights and obligations of the respective parties regarding the Option and Right of First Refusal as contemplated hereunder, including summary memoranda or similar notifications in recordable form to be filed with the appropriate recording agencies, if the parties so desire.

     5. IMCO's obligations hereunder are also subject in all respect to IMCO's securing the prior written consent or waiver of its senior secured lenders before the Option or Right of First Refusal can become effective.

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